Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:
National Bancshares Corporation’s Second Quarter 2005 Report

ORRVILLE, Ohio, July 19, 2005 — National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com) reported on their second quarter.

”Our new Burbank Road Office opened June 30, 2005,” said Charles Dolezal, President. “This full-service facility is located in the commercial district in the north end of Wooster. We are excited about this new location for our institution. Not only does it bring us closer to new markets within the Wooster community, but it also offers a very convenient location to serve many of our customers that may shop this high-traffic commercial area. The Burbank Road Office will complement our Cleveland Road Office, which has been operating in this community for several years. When we entered the Wooster market, our plan was to eventually open several offices in different parts of the community.”

”This year has been very challenging for our company,” continued Dolezal. “Balance sheet growth has continued with total assets increasing by approximately $5 million, or 1.7%, above June 30, 2004. Total loans increased $4.8 million, or 2.4%, above the same period of the previous year. Total deposits increased approximately $4.5 million, or 1.9%, over the end of the second quarter of last year. This increase was realized by a $7.4 million, or 20%, increase in non-interest bearing demand deposits, partially offset by a $3.2 million, or 4.1%, decrease in time deposits. Net income decreased over $500 thousand, or approximately 36%, when compared to the first half of last year. This decline was driven by a decrease in non-interest income, an increase in the provision for loan losses, and an increase in non-interest expenses. We experienced significantly larger securities gains in the first half of 2004 than we realized in the current year. Non-interest expenses increased mainly in the areas of personnel costs, marketing expenses and consulting fees. Consultants are being utilized to help us meet new regulatory requirements. We are working to identify areas where we may gain greater operating efficiencies.”

A second quarter cash dividend of 16¢ per share is being paid July 19, 2005 to shareholders of record as of June 30, 2005.

National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi, and Seville.

Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. The company disclaims any obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30, 2005	June 30, 2004
ASSETS:
Cash and due from banks	$12,037,052	$8,730,468
Federal funds sold	8,545,000	5,490,000

Total cash and cash equivalents	20,582,052	14,220,468
Securities available for sale	49,235,866	55,735,477
Securities held to maturity	16,466,489	16,781,845
Federal bank stock	2,927,950	2,812,250

Total loans (excluding unearned income)	201,156,848	196,378,225
Less: allowance for loan losses	2,036,711	1,756,530

Loans, net	199,120,137	194,621,695
Accrued interest receivable	1,499,216	1,523,144
Premises and equipment	5,221,738	4,535,369
Other assets	9,029,642	8,859,527

TOTAL	$304,083,090	$299,089,775

LIABILITIES:
Deposits:
Demand	$44,151,131	$36,783,031
Savings and N.O.W.s	127,364,354	127,060,077
Time	73,547,407	76,727,047

Total deposits	245,062,892	240,570,155
Securities sold under repurchase agreements	3,859,277	4,131,353
Federal reserve note account	475,934	471,678
Federal Home Loan Bank advances	17,000,000	17,000,000
Accrued interest payable	512,799	438,785
Other liabilities	2,301,634	2,247,829

Total liabilities	269,212,536	264,859,800

SHAREHOLDERS’ EQUITY
Common Stock, without par value:
6,000,000 shares authorized and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	19,635,304	18,665,730
Accumulated other comprehensive income	287,303	616,298
Less: Treasury shares	(1,189,493)	(1,189,493)

Total shareholders’ equity	34,870,554	34,229,975

TOTAL	$304,083,090	$299,089,775

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
For Six Months Ended June 30, 2005 and June 30, 2004

	June 30, 2005	June 30, 2004
INTEREST & DIVIDEND INCOME:
Loans, including fees	$5,912,359	$5,425,561
Federal funds sold	47,670	12,647
Interest and dividends on investments
US government obligations	451,207	633,001
Obligations of states and political subdivisions	422,745	444,415
Other securities	969,858	1,047,214

Total interest & dividend income	7,803,839	7,562,838

INTEREST EXPENSE:
Deposits	1,348,596	1,217,020
Short-term borrowings	31,150	4,018
Federal Home Loan Bank advances	447,313	410,876

Total interest expense	1,827,059	1,631,914

Net interest income	5,976,780	5,930,924
PROVISION FOR LOAN LOSSES	292,500	132,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,684,280	5,798,424

NONINTEREST INCOME	883,219	1,109,018

NONINTEREST EXPENSE:
Salaries and employee benefits	2,903,862	2,685,583
Net occupancy expense	382,451	334,892
Other expenses	2,127,256	1,894,428

Total noninterest expense	5,413,569	4,914,903

INCOME BEFORE INCOME TAXES	1,153,930	1,992,539
INCOME TAXES	201,192	506,362

NET INCOME	$952,738	$1,486,177

NET INCOME PER COMMON SHARE	$0.43	$0.67

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